Filed Pursuant to Rule 424B3

Registration No. 333-118669

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated September 10, 2004)

$75,000,000
(AGGREGATE PRINCIPAL AMOUNT)

3.25% CONVERTIBLE SENIOR NOTES DUE 2024 AND
THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This prospectus supplement supplements our prospectus dated September 10, 2004 relating to the resale from time to time by selling securityholders of our 3.25% Convertible Senior Notes due 2024 and the common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

     The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 7 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities discussed in the prospectus or this prospectus supplement, nor have they determined whether the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The table captioned “Selling Securityholders” commencing on page 40 of the prospectus is hereby amended to reflect the following additions and changes:

	Principal amount at		Number of shares of
	maturity of notes		common stock
	beneficially owned	Percentage	beneficially owned
Name	and offered ($)	of Notes outstanding	and offered
DBAG London +	3,957,000	5.28	152,662
Geode U.S. Convertible Arbitrage Fund, Ltd. +	3,750,000	5.00	144,676
Highbridge International LLC +	5,000,000	6.67	192,902
KBC Financial Products USA, Inc.	500,000	0.67	19,290
Tenor Opportunity Master Fund Ltd.	1,000,000	1.33	38,580

+ Affiliate of broker-dealer

     The table captioned “Voting/Investment Control” commencing on page 41 of the prospectus is hereby amended to reflect the following additions and changes:

Natural person or persons with voting or
Selling Securityholder	dispositive power
DBAG London	Patrick Corrigan
Geode U.S. Convertible Arbitrage Fund, Ltd.	Vincent Gubitosi
Highbridge International LLC	Glenn Dubin and Henry Swieca are principals of Highbridge Capital Management, the trading advisor.
KBC Financial Products USA, Inc.	KBC Financial Products USA, Inc is an indirect wholly-owned subsidiary of KBC Bank N.V. which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity.
Tenor Opportunity Master Fund Ltd.	Robin Shah and Alexander Robinson

The date of this prospectus is September 10, 2004.